UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

MERIDIAN BIOSCIENCE, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 30, 2022

MERIDIAN BIOSCIENCE, INC.

(Exact name of registrant as specified in its charter)

Ohio	0-14902	31-0888197
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3471 River Hills Dr

Cincinnati, Ohio 45244

(Address of principal executive offices including zip code)

(513) 271-3700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	VIVO	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17CFR §240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☐

Item 8.01	Other Events

Litigation Relating to the Merger

As previously disclosed, on July 7, 2022, Meridian Bioscience, Inc., a corporation organized under the laws of Ohio (“Meridian”), on the one hand, and SD Biosensor, Inc., a corporation with limited liability organized under the laws of the Republic of Korea, Columbus Holding Company, a corporation organized under the laws of Delaware (“Columbus Holding”) and Madeira Acquisition Corp., a corporation organized under the laws of Ohio and a direct wholly owned subsidiary of Parent (“Merger Sub”), on the other hand, entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “merger agreement”). Upon the terms and subject to the conditions set forth in the merger agreement, Columbus Holding will acquire Meridian through a merger of Merger Sub with and into Meridian, with Meridian surviving as a wholly owned subsidiary of Columbus Holding (the “Transaction”).

On August 25, 2022, Meridian filed with the U.S. Securities and Exchange Commission (the “SEC”) a preliminary proxy statement on Schedule 14A relating to the special meeting of Meridian shareholders to be held on October 10, 2022 (the “Preliminary Proxy Statement”) to, among other things, vote on a proposal to adopt the merger agreement. Meridian subsequently, on September 8, 2022, filed a definitive proxy statement (the “Definitive Proxy Statement,” and collectively with the Preliminary Proxy Statement, the “Proxy Statement”).

As of September 30, 2022, five lawsuits have been filed in federal court (collectively, the “Lawsuits”), against Meridian and the members of the Meridian Board (collectively, the “Defendants”), each relating to the Transaction. The Lawsuits are, in the order they were filed: Warren v. Meridian Bioscience, Inc. et al, No. 1:22-cv-07727 (S.D.N.Y. Sept. 9, 2022); Stein v. Meridian Bioscience, Inc. et al, 1:22-cv-07814 (S.D.N.Y. Sept. 13, 2022); Coffman v. Meridian Bioscience, Inc. et al, 1:22-cv-07984 (S.D.N.Y. Sept. 19, 2022); Morgan v. Meridian Bioscience, Inc. et al, 1:22-cv-08057 (S.D.N.Y. Sept. 21, 2022) and Scott v. Meridian Bioscience, Inc. et al, 1:22-cv-08114 (S.D.N.Y. Sept. 22, 2022). Additionally, eight purported Meridian shareholders sent demand letters, dated September 1, 2022, September 3, 2022, September 16, 2022, September 16, 2022, September 21, 2022, September 22, 2022, September 23, 2022 and September 26, 2022, respectively (collectively, the “Demand Letters,” and together with the Lawsuits, the “Actions”), but none of these individuals have yet filed suit.

The Actions generally allege that the Proxy Statement misrepresents and/or omits certain purportedly material information and assert violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder. The alleged material misstatements and omissions relate to, among other topics, the opinion of Rothschild & Co US Inc. (“Rothschild & Co”), Meridian’s financial advisor in connection with the Transaction; the financial projections provided by Meridian management; and certain background events that occurred in connection with entering into the Transaction.

Among other relief, the plaintiffs in the Actions seek injunctive relief, including directing Meridian to disclose the allegedly omitted material information, enjoining the Transaction unless and until Meridian discloses the allegedly omitted material information, rescinding the Transaction in the event the Transaction is consummated and awarding rescissory damages and an award of attorneys’ fees and expenses.

Meridian and the Meridian Board deny the allegations in the Actions and deny any alleged violations of law or any legal or equitable duty. The Defendants believe that the Actions are without merit, and that no further disclosure is required under applicable law. Nonetheless, solely to avoid the costs, risks, and uncertainties inherent in litigation and to avoid the risk of litigation delaying or adversely affecting the Transaction, and without admitting any liability or that the supplemental disclosures below are material or otherwise required by law, Meridian and the Meridian Board are voluntarily making supplemental disclosures (the “supplemental disclosures”) related to the Transaction, as set forth herein.

The supplemental disclosures in this Current Report on Form 8-K supplement the disclosures contained in the Definitive Proxy Statement and should be read in conjunction with the disclosures contained in the Definitive Proxy Statement, which in turn should be read in its entirety. To the extent that information in this Current Report on Form 8-K differs from or conflicts with information contained in the Definitive Proxy Statement, the information in this Current Report on Form 8-K shall supersede or supplement the information in the Definitive Proxy Statement. Nothing in this Current Report on Form 8-K shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the supplemental disclosures set forth herein, taken individually or in the aggregate. Page references in the below disclosure are to pages in the Definitive Proxy Statement, and defined terms used but not defined herein have the meanings ascribed to such terms in the Definitive Proxy Statement.

The supplemental disclosures do not modify the Merger Consideration (as defined in the merger agreement) or the timing of the special meeting of Meridian shareholders scheduled for October 10, 2022 at 10:00 a.m. Eastern Time, to be held virtually via the Internet at www.virtualshareholdermeeting.com/VIVO2022SM.

The Meridian Board continues to unanimously recommend that Meridian shareholders vote: (1) “FOR” the adoption of the merger agreement; (2) “FOR” the compensation proposal; and (3) “FOR” the adjournment proposal.

Supplemental Disclosures

The disclosures under the subsection captioned “The Merger (Proposal 1)—Background of the Merger” are hereby amended and supplemented by adding the text underlined below to the last paragraph on page 40 of the Definitive Proxy Statement:

During the June 16, 2022 meeting of the special committee, Mr. Kenny also updated the members of the special committee that “Party D,” a global life science investor, and its portfolio company, “Party E,” had reached out to Mr. Kenny and expressed interest in acquiring Meridian’s life science business. However, they did not indicate any interest in also acquiring Meridian’s diagnostics business and past informal discussions had indicated Party D and Party E would not have any interest in acquiring Meridian as a whole. A discussion ensued whether Party D and Party E should be added to the market check process. The special committee discussed the value of Meridian as a whole compared to the values of the life science and diagnostic business units if they were to be sold separately, potential tax inefficiencies resulting from the separate sale of one of Meridian’s business units, and the fact that the remaining company comprised of only one of the two business units would not be large enough to be viable as a public company. Based on those considerations, the special committee expressed the view that the sale of Meridian as a whole would likely generate substantially more value for the Meridian shareholders than separate business unit sales and determined not to include Party D and Party E in the market check at that stage. The special committee determined to nonetheless keep the communication with Party D and Party E open in the event that they were to become open to an acquisition of the entire company.

The disclosures under the subsection captioned “The Merger (Proposal 1)—Background of the Merger” are hereby amended and supplemented by adding the text underlined below to the first full paragraph on page 42 of the Definitive Proxy Statement:

At the June 28, 2022 Meridian Board meeting, Representatives of Rothschild & Co also reported to the Meridian Board that, by June 28, 2022, as part of the market check previously authorized by the Meridian Board, Rothschild & Co (on behalf of Meridian) had reached out to various potential counterparties that might be interested in acquiring Meridian, including seven financial sponsors, which, among others, included Party A, Party B and Party C that had also been included in the 2021 market check, and six strategic operating companies, to inquire whether they would have an interest in acquiring Meridian. Out of those parties, six financial sponsors, including Party A, Party B and Party C, and one strategic operating company, “Party F,” a large U.S.-based public company active in the same space as Meridian, executed confidentiality agreements with Meridian, while one financial sponsor and five strategic operating companies indicated for various reasons that they were not interested in an acquisition of Meridian. Consistent with the confidentiality agreement that Meridian executed with the buyer consortium on March 3, 2022, all of the confidentiality agreements entered into with those potential counterparties included customary standstill provisions (surviving for a period of 12 to 24 months) that would terminate if Meridian entered into (or Meridian publicly announced or the Meridian Board approved) a definitive agreement providing for, among other things, a merger following which Meridian shareholders would own less than 50% of the voting securities of the surviving company. Accordingly, all of the standstill provisions included in confidentiality agreements entered into by Meridian prior to execution of the merger agreement are no longer in force or effect. As part of the diligence that such potential counterparties performed, Meridian provided to those parties who executed confidentiality agreements, among other materials, a management presentation, certain financial information and the Updated Meridian projections. Due, however, to competitive sensitivity Meridian provided Party F with a summary of the Updated Meridian projections, rather than a fully detailed set of projections. Rothschild & Co received verbal feedback from Party C indicating that it would not be in a position to offer a price that would be materially higher than the $26.00 proposed in September 2021. Except for Party C and Party F, all potential counterparties ultimately indicated that they would not be interested in acquiring Meridian, with a majority citing concerns regarding Meridian’s near and medium-term financial performance as the COVID-19 pandemic matures and COVID-19-related testing continues to decline. Representatives of Rothschild & Co provided Party F with a proposed draft of Meridian’s confidentiality agreement (that had been provided to other potential counterparties) on June 6, 2022. Rothschild & Co had not received a response to the proposed draft confidentiality agreement from Party F and so followed up with Party F on June 8, 2022, June 16, 2022 and June 20, 2022. Representatives of Rothschild & Co. received a proposed markup of the confidentiality Agreement from Party F on June 21, 2022. Between June 21, 2022 and June 28, 2022, representatives of Jones Day negotiated the terms of the confidentiality agreement with Party F, as Party F expressed significant reluctance to agree to various provisions that had been accepted by all other counterparties that had entered into confidentiality agreements with Meridian. Party F additionally had requested additional diligence information that was broad in scope and competitively sensitive and Meridian’s management team reported that additional time to negotiate the scope of, and respond to Party F’s request would be needed.

The disclosures under the subsection captioned “The Merger (Proposal 1)—Background of the Merger” are hereby amended and supplemented by adding the text underlined below to the sixth paragraph on page 43 of the Definitive Proxy Statement:

During the July 1, 2022, special committee meeting, the special committee and representatives of Rothschild & Co also discussed the status of the process with Party F. The special committee instructed the representatives of Rothschild & Co to request a revised question list from Party F and offer a time for a meeting during the week of July 4, 2022. The special committee concluded that it would be preferrable to meet with Party F in advance of executing a definitive agreement with the buyer consortium, if possible, but that transaction certainty was also of paramount concern. Members of Meridian’s management expressed concerns about Party F’s bona fide interest in acquiring the company based on the scope of the diligence requests and the lengthy period of time (almost three weeks) to enter into a confidentiality agreement with Meridian. On July 1, 2022, in accordance with the special committee’s instructions, representatives of Rothschild & Co requested a revised question list from Party F and suggested a meeting the following week with the Meridian management team. Representatives of Party F did not respond to this request prior to the Meridian Board meeting on July 6, 2022, at which the Meridian Board recommended that the Meridian shareholders adopt the merger agreement.

The disclosures under the subsection captioned “The Merger (Proposal 1)—Opinion of Meridian’s Financial Advisor—Selected Public Company Analysis” are hereby amended and supplemented by adding the text underlined below to the first paragraph on page 53 of the Definitive Proxy Statement:

Based on the 2022E EV/Revenue and 2023E EV/Revenue multiples calculated above and on Rothschild & Co’s professional judgment, Rothschild & Co applied an illustrative range of EV/ Revenue of 2.25x to 3.75x and 2.75x to 3.75x to the estimated consolidated revenue of Meridian for its fiscal years 2022 and 2023, respectively, each as provided in the Updated Meridian projections, to reach a range of implied EVs for Meridian for fiscal years 2022 and 2023. Based on the 2022 estimated EV/EBITDA and 2023 estimated

EV/EBITDA multiples calculated above and on Rothschild & Co’s professional judgment, Rothschild & Co applied an illustrative range of EV/EBITDA of 11.0x to 13.5x and 11.5x to 14.0x to the estimated EBITDA of Meridian for its fiscal years 2022 and 2023, respectively, each as provided in the Updated Meridian projections, to reach a range of implied EVs for Meridian for fiscal years 2022 and 2023. To calculate implied equity values, Rothschild & Co then subtracted from such implied EVs the $32 million of Meridian’s debt, government grants, and other debt-like items, and added to such implied EVs the $85 million of Meridian’s consolidated cash and cash equivalents, each as of May 31, 2022 and as provided and approved for Rothschild & Co’s use by the management of Meridian. Rothschild & Co then divided such implied equity values by the number of fully diluted outstanding shares of Meridian common stock, as provided by the management of Meridian and approved for Rothschild & Co’s use, to reach the following implied per share equity value reference ranges for Meridian, rounded to the nearest $0.05, as compared to the merger consideration:

The disclosures under the subsection captioned “The Merger (Proposal 1)—Opinion of Meridian’s Financial Advisor—Selected Precedent Transactions Analysis” are hereby amended and supplemented by replacing the table on page 54 of the Definitive Proxy Statement with the following (with new additions underlined):

Announcement Date	Acquirer	Target	Transaction Value	EV/LTM Revenue		EV/LTM EBITDA		EV/NTM Revenue	EV/NTM EBITDA
April 2021	DiaSorin	Luminex	$1,831	4.2x		21.5x		3.7x	21.6x
March 2021	Roche	GenMark Dx	$1,803	10.5x		n.m.	(1)	8.6x	n.m.
November 2020	PerkinElmer	Horizon Discovery	$367	5.1x		n.m.		4.6x	n.m.
February 2019	Danaher	GE BioPharma	$21,400	n.a.	(2)	n.a.		6.7x	17.0x
July 2017	Quidel	Alere Triage Assets	$440	3.0x		n.a.		n.a.	n.a.
June 2017	PerkinElmer	EUROIMMUN	$1,341	5.0x		22.5x		n.a.	n.a.
December 2016	Grifols	Hologic’s Blood Screening Business	$1,850	8.3x		11.7x		7.7x	11.9x
September 2016	Danaher	Cepheid	$3,957	7.0x		n.m.		5.9x	n.m.
February 2016	Abbott	Alere	$7,587	3.2x		22.4x		3.2x	15.2x
November 2015	Consortium led by Mr. Li Xiting	Mindray	$2,549	1.9x		12.8x		1.8x	12.6x
January 2014	Carlyle	Ortho Clinical Dx	$4,150	2.2x		8.5x		n.a.	n.a.
September 2013	bioMérieux	BioFire	$450	6.4x		n.a.		5.6x	n.a.
February 2013	Danaher	HemoCue	$300	2.6x		13.0x		2.4x	11.8x
July 2012	Thermo Fisher	One Lambda	$925	5.1x		10.9x		n.a.	n.a.
April 2012	Hologic	Gen-Probe	$3,841	6.5x		20.4x		5.6x	16.8x
July 2011	TPG	Immucor	$1,631	4.9x		11.3x		4.7x	11.1x
May 2011	Thermo Fisher	Phadia	$3,520	6.7x		16.6x		n.a.	n.a.
September 2011	PerkinElmer	Caliper Life Sciences	$602	4.1x		n.m.		3.7x	n.m.
February 2011	Danaher	Beckman Coulter	$6,768	1.8x		10.5x		1.7x	11.0x
February 2010	Merck KGaA	Millipore	$7,010	4.2x		17.0x		3.8x	n.a.
Overall 3rd Quartile				6.5x		20.4x		5.8x	16.8x
Mean				4.9x		15.3x		4.7x	14.3x
Median				4.9x		13.0x		4.6x	12.6x
1st Quartile				3.1x		11.3x		3.4x	11.8x

(1)	n.m. denotes a negative EBITDA multiple or an EBITDA multiple above 75.0x
(2)	n.a. denotes metrics that are not publicly available

The disclosures under the subsection captioned “The Merger (Proposal 1)—Opinion of Meridian’s Financial Advisor—Selected Precedent Transactions Analysis” are hereby amended and supplemented by adding the text underlined below to the first paragraph on page 56 of the Definitive Proxy Statement:

Based on the EV/LTM Revenue multiple calculated for the selected transactions and on Rothschild & Co’s professional judgment, Rothschild & Co applied an illustrative range of EV/LTM Revenue of 3.5x to 4.5x to the estimated LTM Revenue of Meridian for the period ended September 30, 2022, as provided in the Updated Meridian projections, to reach a range of implied EVs for Meridian. Based on the EV/LTM EBITDA multiple calculated for the selected transactions and on Rothschild & Co’s professional judgment, Rothschild & Co applied an illustrative range of EV/LTM EBITDA of 13.5x to 15.5x to the estimated LTM EBITDA of Meridian for the period ended September 30, 2022, as provided in the Updated Meridian projections, to reach a range of implied EVs for Meridian. Based on the EV/NTM Revenue multiple calculated for the selected transactions and on Rothschild & Co’s professional judgment, Rothschild & Co applied an illustrative range of EV/NTM Revenue of 3.5x to 4.5x to the estimated NTM Revenue of Meridian for the period ended September 30, 2023, as provided in the Updated Meridian projections, to reach a range of implied EVs for Meridian. Based on the EV/NTM EBITDA multiple calculated for the selected transactions and on Rothschild & Co’s professional judgment, Rothschild & Co applied an illustrative range of EV/NTM EBITDA of 12.0x to 14.5x to the estimated NTM EBITDA of Meridian for the period ended September 30, 2023, as provided in the Updated Meridian projections, to reach a range of implied EVs for Meridian. To calculate implied equity values, Rothschild & Co then subtracted from such implied EVs the $32 million of Meridian’s debt, government grants, and other debt-like items and added to such implied EVs, the $85 million of Meridian’s consolidated cash and cash equivalents, each as of May 31, 2022 and as provided and approved for Rothschild & Co’s use by the management of Meridian. Rothschild & Co then divided such implied equity values by the number of fully diluted outstanding shares of Meridian common stock, as provided by the management of Meridian and approved for Rothschild & Co’s use, to reach the following implied per share equity value reference ranges for Meridian, rounded to the nearest $0.05, as compared to the merger consideration:

The disclosures under the subsection captioned “The Merger (Proposal 1)—Opinion of Meridian’s Financial Advisor—Discounted Cash Flow Analysis” are hereby amended and supplemented by adding the text underlined below to the last paragraph on page 56 and the first two paragraphs on page 57 of the Definitive Proxy Statement:

Rothschild & Co performed a discounted cash flow analysis for Meridian in order to derive an implied per share equity value reference range for the entire company if it were to remain an independent public company, and then compared this implied per share equity value reference range with the merger consideration provided for in the merger agreement. In this analysis, Rothschild & Co calculated a range of implied EVs for Meridian by adding (i) the estimated unlevered, after-tax free cash flows that Meridian was forecasted to generate from the four months ended September 30, 2022 through the end of fiscal year 2027 based on the Updated Meridian projections provided by the management of Meridian, discounted to present value, as of May 31, 2022, after the application of a range of illustrative discount rates, which were based on the estimated weighted average cost of capital, which Rothschild & Co refers to as “WACC,” for Meridian to (ii) the present value, as of May 31, 2022 of the implied terminal value of Meridian, after the application of a range of illustrative discount rates based on the estimated WACC for Meridian. Rothschild & Co estimated the terminal value of Meridian by applying an illustrative range of growth rates in perpetuity of 2.25% to 3.25%, which Rothschild & Co selected using its experience and professional judgment and taking into account the Updated Meridian projections and certain metrics for the U.S. economy and financial markets generally, to the estimated unlevered after-tax free cash flows included in the Updated Meridian projections for the terminal period, which resulted in a range of estimated terminal values, after the application of a range of illustrative discount rates, the midpoint of which was $1.087 billion.

Unlevered, after-tax free cash flows for the terminal period were calculated as net operating profit after taxes, which we refer to as “NOPAT,” after application of the illustrative range of growth rates described above, plus depreciation and amortization, less capital expenditures, less change in net working capital. Rothschild & Co used the mid-year discounting convention and applied a range of illustrative discount rates of 9.5% to 11.0%, based on an estimated WACC of 10.25%.~~, which~~ Rothschild & Co calculated Meridian’s WACC using its professional judgment and experience and based on the traditional CAPM (capital asset pricing model). CAPM requires certain Meridian-specific inputs including target capital structure weightings, the cost of long term debt, future applicable marginal cash tax rates, levered and unlevered betas as well as certain financial metrics for the U.S. financial markets generally.

Rothschild & Co calculated a range of implied equity values for Meridian by subtracting from the range of combined implied EVs the $32 million of Meridian’s debt and government grants as of May 31, 2022, and by adding to the range of combined implied EVs the $85 million of Meridian’s consolidated cash and cash equivalents as of May 31, 2022, each as provided and approved for Rothschild & Co’s use by the management of Meridian. Rothschild & Co then divided the ranges of implied equity values for Meridian by the number of fully diluted outstanding shares of Meridian common stock, as provided by the management of Meridian and approved for Rothschild & Co’s use. These analyses indicated the following implied per share equity value reference ranges for Meridian, rounded to the nearest $0.05, as compared to the merger consideration:

The disclosures under the subsection captioned “The Merger (Proposal 1)—Opinion of Meridian’s Financial Advisor—Other Factors” are hereby amended and supplemented by adding the text underlined below to the last paragraph on page 57 of the Definitive Proxy Statement:

•

the premiums paid in 266 selected precedent cash consideration transactions, involving U.S. listed targets announced since 2018 with implied enterprise values greater than $500 million, noting that the first (1st) and third (3rd) quartile of premiums paid in these selected transactions relative to the target company’s (i) closing stock price one day prior to announcement of the transaction ranged from 14.3% to 52.2% and when applied to the closing price of $31.35 per share of Meridian common stock on July 5, 2022, the resulting range of implied prices was $35.85 to $47.75 per share of Meridian common stock, (ii) average closing stock price for 20 trading days before transaction announcement ranged from 18.2% to 53.3% and when applied to the average closing price for 20 trading days prior to July 5, 2022 of $29.03 per share of Meridian common stock, the resulting range of implied prices was $34.30 to $44.50 per share of Meridian common stock, and (iii) 52-week high stock price prior to announcement of the transaction ranged from (7.8%) to 20.3% and when applied to the 52-week high price of $31.93 per share of Meridian common stock on June 27, 2022, the resulting range of implied prices was $29.45 to $38.40 per share of Meridian common stock, rounded to the nearest $0.05.

The disclosures under the subsection captioned “The Merger (Proposal 1)—Certain Financial Projections” relating to the Preliminary Meridian projections are hereby amended and supplemented by replacing the table on page 60 of the Definitive Proxy Statement with the following (with new additions underlined):

	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E
Life Science Revenue	$141	$157	$176	$196	$216	$238	$263	$290	$321
Diagnostics Revenue	$161	$173	$187	$201	$218	$229	$240	$252	$264
Total Revenue	$302	$330	$363	$397	$434	$467	$503	$542	$585
Gross Profit	$179	$199	$223	$248	$278	$304	$331	$357	$386
Adj. EBITDA (non-GAAP) (pre-Stock Based Comp.) (1)	$92	$107	$126	$143	$166	$186	$206	$226	$247
Stock-Based Comp.	($5)	($5)	($5)	($5)	($5)	($5)	($5)	($5)	($5)
Adj. EBITDA (non-GAAP) (post-Stock Based Comp.)(1)	$87	$102	$121	$138	$161	$181	$201	$220	$242
Items included in calculating Adj. EBITDA:
Depreciation	($8)	($8)	($8)	($6)	($5)	($5)	($5)	($5)	($5)
Tax-Deductible Amortization	($4)	($4)	($4)	($4)	($4)	($5)	($5)	($5)	($7)
Other financial metrics provided in the forecasts:
Capex	($6)	($6)	($6)	($6)	($6)	($6)	($6)	($6)	($6)
Change in Working Capital	$4	($6)	($7)	($10)	($11)	($10)	($12)	($13)	($14)

The disclosures under the subsection captioned “The Merger (Proposal 1)—Certain Financial Projections” relating to the Updated Meridian projections are hereby amended and supplemented by replacing the first table and the associated footnote on page 61 of the Definitive Proxy Statement with the following (with new additions underlined):

	2022E	2023E	2024E	2025E	2026E	2027E
Life Science Revenue	$199	$165	$185	$207	$230	$256
Diagnostics Revenue	$152	$161	$174	$187	$200	$214
Total Revenue	$351	$326	$359	$394	$430	$469
Gross Profit	$209	$196	$221	$248	$277	$305
Adj. EBITDA (non-GAAP) (pre-Stock Based Comp.) (1)	$114	$105	$126	$148	$171	$191
Stock-Based Comp.	($7)	($8)	($8)	($8)	($8)	($8)
Adj. EBITDA (non-GAAP) (post-Stock Based Comp.) (1)	$108	$97	$117	$140	$163	$183
Items included in calculating Adj. EBITDA:
Depreciation	($9)	($12)	($12)	($12)	($12)	($11)
Tax-Deductible Amortization	($4)	($4)	($4)	($4)	($4)	($4)
Other financial metrics provided in the forecasts:
Capex	$17	$6	$6	$6	$6	$6
Change in Working Capital	$4	$3	($8)	($10)	($9)	($11)

(1)

Adj. EBITDA (Non-GAAP) is a non-GAAP measure and means earnings before interest, taxes, depreciation and amortization. Adj. EBITDA (Non-GAAP) includes the expense of stock-based compensation and excludes acquisition and integration-related expenses or benefits, impairment charges, restructuring charges, significant litigation charges or benefits and legal costs.

The disclosures under the subsection captioned “The Merger (Proposal 1)—Certain Financial Projections” are hereby amended and supplemented by replacing the second table on page 61 of the Definitive Proxy Statement with the following (with new additions underlined):

	June – Sept 2022E	2023E	2024E	2025E	2026E	2027E
Net Op. Profit After Taxes (1)	$16	$61	$75	$92	$108	$124
Unlevered Free Cash Flow (2)	$12	$74	$77	$92	$109	$122

(1)	“Net Op. Profit After Taxes” as calculated by management means Adj. EBITDA (as defined in footnote (1) on page 61) less depreciation, amortization and cash tax expense.

(2)	“Unlevered Free Cash Flow” as calculated by management means Net Op. Profit After Taxes, plus depreciation and amortization, plus (less) changes in working capital and less capital expenditures.

Additional Information and Where to Find It

SHAREHOLDERS OF MERIDIAN ARE URGED TO CAREFULLY READ ALL RELEVANT DOCUMENTS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION, INCLUDING THE DEFINITIVE PROXY STATEMENT, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND THE PARTIES TO THE TRANSACTION. The Definitive Proxy Statement was mailed to Meridian shareholders beginning on September 8, 2022. Meridian shareholders may obtain the documents free of charge at Meridian’s internet website, investor.meridianbioscience.com, or the SEC’s website, www.sec.gov. The information located on, or hyperlinked or otherwise connected to, Meridian’s website is not, and shall not be deemed to be, a part of or incorporated into this Current Report on Form 8-K or any other filings that we make with the SEC.

Meridian shareholders may request a copy of any such documents at no cost, by writing or telephoning the office of Meridian’s Vice President, Investor Relations at mbi@meridianbioscience.com, 3471 River Hills Dr. Cincinnati, Ohio, 45244, or (513) 271-3700.

Participants in Solicitation

Meridian and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from Meridian shareholders in connection with the transaction. You may obtain information about Meridian’s executive officers and directors in Meridian’s definitive proxy statement for its 2022 annual meeting of shareholders, which was filed with the SEC on December 15, 2021. Additional information regarding the interests of such individuals in the solicitation of proxies, including direct and indirect interests, in respect of the Transaction is included in the Definitive Proxy Statement. To the extent that such individual’s holdings of Meridian securities have changed since the amounts printed in the Definitive Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents may be obtained free of charge at the Company’s website (www.investor.meridianbioscience.com) or the SEC’s website (www.sec.gov).

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward- looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Forward-looking statements can be identified by words such as “may,” “will,” “likely,” “should,” “expect,” “anticipate,” “future,” “plan,” “believe,” “intend,” “goal,” “seek,” “estimate,” “project,” “continue,” and variations of such words and similar expressions. Statements that are not historical facts are forward-looking statements. For example, forward-looking statements in this communication include, without limitation: statements about the potential benefits of the merger, anticipated growth rates, Meridian’s plans, objectives, expectations, and the anticipated timing of the completion of the merger. Forward-looking statements are based on current beliefs and assumptions that are subject to known and unknown risks and uncertainties. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: (1) economic or other conditions in the markets in which Meridian operates, including those as a result of the COVID-19 pandemic or the Russia-Ukraine conflict; (2) the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the merger that could reduce anticipated benefits or cause the parties to abandon the merger; (3) the occurrence of any event, change or other circumstances that could give rise to a termination of the merger agreement, including the possibility that Meridian’s shareholders may not adopt the merger agreement, the occurrence of a specified outcome of Meridian’s current investigation by the United States Department of Justice, or the receipt of certain injunctions or orders making the completion of the merger illegal; (4) the risk that the parties to the merger agreement may not be able to satisfy the conditions to the completion of the merger in a timely manner or at all; (5) risks related to distraction of Meridian’s management time from ongoing business operations due to the transactions contemplated by the merger agreement; (6) the risk that any announcements relating to the merger could have adverse effects on the market price of Meridian’s common stock; (7) the risk of any unexpected costs or expenses resulting from the proposed transaction or the delay thereof; (8) the risk of litigation and/or regulatory actions related to the merger or unfavorable results from litigation and proceedings that could arise in connection with merger; (9) the risk that Meridian may be adversely affected by other economic, business, or competitive factors; (10) the effect of the announcement of the transaction on the ability of Meridian to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom Meridian does business, or on Meridian’s operating results and business generally; (11) information technology system failures, data security breaches, data privacy compliance, network disruptions, and cybersecurity, malware or ransomware attacks; (12) significant transaction costs related to the merger; and (13) liquidity challenges.

Additional factors that may affect the future results of Meridian are set forth in its filings with the SEC, including Meridian’s most recently filed Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, including the information contained under the caption “Risk Factors,” and information in the consolidated financial statements and notes thereto, as well as Current Reports on Form 8-K and other filings with the SEC. The risks and uncertainties described above are not exclusive and further information concerning Meridian and its businesses, including factors that potentially could materially affect its businesses, financial condition or operating results, may emerge from time to time. Should one or more of these or other known or unknown risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements included in this communication. Therefore, you should not place undue reliance on any of these forward-looking statements. The forward-looking statements in this communication speak only as of the date of this communication. Except as required by law, Meridian assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 30, 2022

MERIDIAN BIOSCIENCE, INC.

By:	/s/ Jack Kenny
Jack Kenny Chief Executive Officer